Pricing Supplement product supplement AZ dated September 29, 2009, prospectus supplement dated September 29, 2009 and prospectus dated September 29, 2009	Pricing Supplement No. 1263AZ Registration Statement No. 333-162195 Dated July 14, 2011; Rule 424(b)(2)

Deutsche Bank AG

Structured Investments	Deutsche Bank $5,000,000 Knock-Out Notes Linked to the Common Stock of Morgan Stanley due December 30, 2011
General
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The notes are designed for investors who seek a return at maturity linked to the performance of the common stock of Morgan Stanley (the “Underlying Stock”). The notes do not pay coupons or dividends and investors should be willing to lose up to 100% of their initial investment if the Closing Price of the Underlying Stock declines by more than 20.00% from the Initial Stock Price on any day during the Monitoring Period and, on the Final Valuation Date, is less than the Initial Stock Price. If the Closing Price of the Underlying Stock does not decline from the Initial Stock Price by more than 20.00% on any day during the Monitoring Period, investors will be entitled to receive a return on their investment equal to the greater of (a) the Underlying Stock Return, subject to the Maximum Return and (b) the Contingent Minimum Return. Any Payment at Maturity is subject to the credit of the Issuer.

•	Senior unsecured obligations of Deutsche Bank AG, London Branch maturing December 30, 2011†.
•	Minimum purchase of $10,000. Minimum denominations of $1,000 (the “Face Amount”) and integral multiples thereof.
•	The notes priced on July 14, 2011 (the “Trade Date”) and are expected to settle on July 20, 2011 (the “Settlement Date”).
Key Terms
Issuer:	Deutsche Bank AG, London Branch
Underlying Stock:	Common Stock of Morgan Stanley (Ticker: MS)
Knock-Out Event:
A Knock-Out Event occurs if, on any day during the Monitoring Period, the Closing Price (as defined herein) of the Underlying Stock has decreased, as compared to the Initial Stock Price, by more than the Knock-Out Buffer Amount.

Knock-Out Buffer Amount:	20.00%
Knock-Out Level:	$16.89, equal to 80.00% of the Initial Stock Price
Payment at Maturity:
•      If a Knock-Out Event has occurred, you will be entitled to receive a cash payment at maturity that will reflect the performance of the Underlying Stock, subject to the Maximum Return. Accordingly, the Payment at Maturity per $1,000 Face Amount of notes will be calculated as follows:
$1,000 + [$1,000 x (the lesser of (i) Underlying Stock Return and (ii) Maximum Return)]

If a Knock-Out Event has occurred, you will lose some or all of your investment at maturity if the Final Stock Price is less than the Initial Stock Price.
•      If a Knock-Out Event has not occurred, you will be entitled to receive a cash payment at maturity that will reflect the performance of the Underlying Stock, subject to the Contingent Minimum Return and the Maximum Return. Accordingly, the Payment at Maturity per $1,000 Face Amount of notes will equal $1,000 plus the product of $1,000 and the greater of (i) the Contingent Minimum Return and (ii) the Underlying Stock Return, subject to the Maximum Return.

Any Payment at Maturity is subject to the credit of the Issuer.
Underlying Stock Return:	The performance of the Underlying Stock from the Initial Stock Price to the Final Stock Price, calculated as follows:
Final Stock Price – Initial Stock Price
Initial Stock Price
The Underlying Stock Return may be positive, zero or negative.
Contingent Minimum Return:	6.00%
Maximum Return:	15.80%
Monitoring Period:	The period from but excluding the Trade Date to and including the Final Valuation Date
Initial Stock Price:	$21.11, the Closing Price of one share of the Underlying Stock on the Trade Date
Final Stock Price:	The Closing Price of one share of the Underlying Stock on the Final Valuation Date, multiplied by the Stock Adjustment Factor
Stock Adjustment Factor:	Initially 1.0, subject to adjustment upon the occurrence of certain corporate events affecting the Underlying Stock. See “Anti-Dilution Adjustments” in this pricing supplement
Final Valuation Date†:	December 27, 2011
Maturity Date†:	December 30, 2011
Listing:	The notes will not be listed on any securities exchange.
CUSIP/ISIN:	2515A1 A6 8 / US2515A1A688
†Subject to postponement as described in this pricing supplement under “Adjustments to Valuation Dates and Payment Dates”.
Investing in the notes involves a number of risks.  See “Risk Factors” beginning on page 6 of the accompanying product supplement and “Selected Risk Considerations” beginning on page 5 of this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, the prospectus supplement and the prospectus.  Any representation to the contrary is a criminal offense.
	Price to Public	Fees(1)	Proceeds to Issuer
Per note	$1,000.00	$5.00	$995.00
Total	$5,000,000.00	$25,000.00	$4,975,000.00
(1)  Please see "Supplemental Plan of Distribution" in this pricing supplement for information about fees.
The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$5,000,000.00	$580.50

JPMorgan
Placement Agent
July 14, 2011

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with product supplement AZ dated September 29, 2009, the prospectus supplement dated September 29, 2009 relating to our Series A global notes of which these notes are a part and the prospectus dated September 29, 2009. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement AZ dated September 29, 2009:
http://sec.gov/Archives/edgar/data/1159508/000119312509200186/d424b21.pdf

•	Prospectus supplement dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000119312509200021/d424b31.pdf

•	Prospectus dated September 29, 2009:
http://www.sec.gov/Archives/edgar/data/1159508/000095012309047023/f03158be424b2xpdfy.pdf

Our Central Index Key, or CIK, on the SEC website is 0001159508. As used in this pricing supplement, “we,” “us” or “our” refers to Deutsche Bank AG, including, as the context requires, acting through one of its branches.

This pricing supplement, together with the documents listed above, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the notes.

For purposes of the accompanying product supplement AZ, “Underlying” includes the Underlying Stock, “Final Underlying Level” includes the Final Stock Price, “Initial Underlying Level” includes the Initial Stock Price and “Closing Level” includes the Closing Price.

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this pricing supplement relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer on the date the notes are priced.  We reserve the right to change the terms of, or reject any offer to purchase the notes prior to their issuance.  In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase.  You may also choose to reject such changes in which case we may reject your offer to purchase.

What Is the Payment at Maturity on the Notes Assuming a Range of Performances for the Underlying Stock?

The following table illustrates a range of hypothetical Payments at Maturity on the notes.  The table and the examples below reflect the Initial Stock Price of $21.11, the Knock-Out Buffer Amount of 20.00%, the Knock-Out Level of $16.89 equal to 80.00% of the Initial Stock Price, the Contingent Minimum Return of 6.00% and the Maximum Return of 15.80%. The results set forth below are for illustrative purposes only and may not be the actual returns applicable to a purchaser of the notes. The numbers appearing in the table and examples below have been rounded for ease of analysis.

Hypothetical Final Stock Price	Percentage Change in Underlying Stock Price	A Knock-Out Event Does Not Occur During the Monitoring Period		A Knock-Out Event Does Occur During the Monitoring Period
		Return on the Notes	Payment at Maturity	Return on the Notes	Payment at Maturity
$42.22	100.00%	15.80%	$1,158.00	15.80%	$1,158.00
$40.11	90.00%	15.80%	$1,158.00	15.80%	$1,158.00
$38.00	80.00%	15.80%	$1,158.00	15.80%	$1,158.00
$35.89	70.00%	15.80%	$1,158.00	15.80%	$1,158.00
$33.78	60.00%	15.80%	$1,158.00	15.80%	$1,158.00
$31.67	50.00%	15.80%	$1,158.00	15.80%	$1,158.00
$29.55	40.00%	15.80%	$1,158.00	15.80%	$1,158.00
$27.44	30.00%	15.80%	$1,158.00	15.80%	$1,158.00
$26.39	25.00%	15.80%	$1,158.00	15.80%	$1,158.00
$25.33	20.00%	15.80%	$1,158.00	15.80%	$1,158.00
$24.45	15.80%	15.80%	$1,158.00	15.80%	$1,158.00
$24.28	15.00%	15.00%	$1,150.00	15.00%	$1,150.00
$23.22	10.00%	10.00%	$1,100.00	10.00%	$1,100.00
$22.38	6.00%	6.00%	$1,060.00	6.00%	$1,060.00
$22.17	5.00%	6.00%	$1,060.00	5.00%	$1,050.00
$21.64	2.50%	6.00%	$1,060.00	2.50%	$1,025.00
$21.11	0.00%	6.00%	$1,060.00	0.00%	$1,000.00
$20.05	-5.00%	6.00%	$1,060.00	-5.00%	$950.00
$19.00	-10.00%	6.00%	$1,060.00	-10.00%	$900.00
$16.89	-20.00%	6.00%	$1,060.00	-20.00%	$800.00
$15.83	-25.00%	N/A	N/A	-25.00%	$750.00
$14.78	-30.00%	N/A	N/A	-30.00%	$700.00
$12.67	-40.00%	N/A	N/A	-40.00%	$600.00
$10.56	-50.00%	N/A	N/A	-50.00%	$500.00
$8.44	-60.00%	N/A	N/A	-60.00%	$400.00
$6.33	-70.00%	N/A	N/A	-70.00%	$300.00
$4.22	-80.00%	N/A	N/A	-80.00%	$200.00
$2.11	-90.00%	N/A	N/A	-90.00%	$100.00
$0.00	-100.00%	N/A	N/A	-100.00%	$0.00

The following examples illustrate how the Payments at Maturity set forth in the table above are calculated.

Example 1: A Knock-Out Event has not occurred, and the price of the Underlying Stock decreases from the Initial Stock Price of $21.11 to a Final Stock Price of $16.89. Because a Knock-Out Event has not occurred and the Underlying Stock Return of -20.00% is less than the Contingent Minimum Return of 6.00%, the investor receives a Payment at Maturity of $1,060.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 6.00%) = $1,060.00

Example 2: A Knock-Out Event has not occurred, and the price of the Underlying Stock increases from the Initial Stock Price of $21.11 to a Final Stock Price of $24.28. Because a Knock-Out Event has not occurred and the Underlying Stock Return of 15.00% is greater than the Contingent Minimum Return of 6.00% but less than the Maximum Return of 15.80%, the investor receives a Payment at Maturity of $1,150.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 15.00%) = $1,150.00

Example 3: A Knock-Out Event has not occurred, and the price of the Underlying Stock increases from the Initial Stock Price of $21.11 to a Final Stock Price of $27.44. Because a Knock-Out Event has not occurred and the Underlying Stock Return of

30.00% is greater than the Maximum Return of 15.80%, the investor receives a Payment at Maturity of $1,158.00 per $1,000 Face Amount of notes, the maximum payment on the notes.

Example 4: A Knock-Out Event has occurred, and the price of the Underlying Stock decreases from the Initial Stock Price of $21.11 to a Final Stock Price of $12.67. Because a Knock-Out Event has occurred and the Underlying Stock Return is -40.00%, the investor receives a Payment at Maturity of $600.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x -40.00%) = $600.00

Example 5: A Knock-Out Event has occurred, and the price of the Underlying Stock increases from the Initial Stock Price of $21.11 to a Final Stock Price of $24.28. Because a Knock-Out Event has occurred and the Underlying Stock Return is 15.00%, which is less than the Maximum Return of 15.80%, the investor receives a Payment at Maturity of $1,150.00 per $1,000 Face Amount of notes, calculated as follows:

$1,000 + ($1,000 x 15.00%) = $1,150.00

Example 6: A Knock-Out Event has occurred, and the price of the Underlying Stock increases from the Initial Stock Price of $21.11 to a Final Stock Price of $27.44. Because a Knock-Out Event has occurred and the Underlying Stock Return of 30.00% is greater than the Maximum Return of 15.80%, the investor receives a Payment at Maturity of $1,158.00 per $1,000 Face Amount of notes, the maximum payment on the notes.

Selected Purchase Considerations

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CAPPED APPRECIATION POTENTIAL – The notes provide the opportunity to receive at least the Contingent Minimum Return of 6.00% if a Knock-Out Event does not occur, and to participate in any appreciation of the Underlying Stock at maturity, up to the Maximum Return on the notes of 15.80%.  If a Knock-Out Event has not occurred, you will be entitled to receive a return at maturity equal to the greater of (i) the Underlying Stock Return, subject to the Maximum Return and (ii) the Contingent Minimum Return.  If a Knock-Out Event has occurred, you will be entitled to receive at maturity a return on the notes equal to the Underlying Stock Return (whether positive or negative), subject to the Maximum Return. Because the notes are our senior unsecured obligations, payment of any amount at maturity is subject to our ability to pay our obligations as they become due.

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TAX CONSEQUENCES — You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” which contains the opinion of our special tax counsel, Davis Polk & Wardwell LLP, with respect to the tax consequences of an investment in the notes. Although the tax consequences of an investment in the notes are uncertain, based on that opinion we believe it is reasonable to treat the notes as prepaid financial contracts for U.S. federal income tax purposes. Under this treatment, (i) you should not recognize taxable income or loss prior to the maturity of your notes, other than pursuant to a sale or exchange, and (ii) your gain or loss on the notes should be short-term capital gain or loss. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes might be affected materially and adversely. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with the tax treatment described in this pricing supplement and the accompanying product supplement.

In 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including whether short-term instruments such as the notes should be subject to any such accrual regime; the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and the degree, if any, to which income (including any mandated accruals) realized by non-U.S. persons should be subject to withholding tax. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

Legislation enacted in 2010 requires certain individuals who hold “debt or equity interests” in any “foreign financial institution” that are not “regularly traded on an established securities market” to report information about such holdings on their U.S. federal income tax returns unless a regulatory exemption is provided.  If you are an individual, you should consult your tax adviser regarding this legislation.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the notes.

For a discussion of certain German tax considerations relating to the notes, you should refer to the section in the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. You should consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Selected Risk Considerations

An investment in the notes involves significant risks.  Investing in the notes is not equivalent to investing directly in the Underlying Stock.  These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement.

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YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS – The notes do not guarantee any return of your investment.  The return on the notes at maturity is based on whether or not a Knock-Out Event occurs and on the performance of the Underlying Stock.  If a Knock-Out Event occurs, and the Final Stock Price is less than the Initial Stock Price, your investment will be fully exposed to any decline in the price of the Underlying Stock, and you could lose up to 100% of your investment in the notes.

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THE RETURN ON THE NOTES IS LIMITED BY THE MAXIMUM RETURN – If a Knock-Out Event does not occur, you will be entitled to receive at maturity a return reflecting the performance of the Underlying Stock but subject to the Contingent Minimum Return of 6.00% and Maximum Return of 15.80%.  If a Knock-Out Event occurs, you will be entitled to receive at maturity a return reflecting the increase or decrease in the price of the Underlying Stock but limited to the Maximum Return of 15.80%.  Therefore, regardless of whether or not a Knock-Out Event occurs, the maximum Payment at Maturity will be $1,158.00 per $1,000 Face Amount of notes, and you will not benefit from any increase in the price of the Underlying Stock in excess of 15.80%.  Any Payment at Maturity is subject to our ability to pay our obligations as they become due.

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THE NOTES ARE SUBJECT TO OUR CREDITWORTHINESS —  The notes are senior unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the notes, including any Payment at Maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the notes and in the event Deutsche Bank AG were to default on its obligations you may not receive the Payment at Maturity owed to you under the terms of the notes.

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TRADING AND OTHER TRANSACTIONS BY US OR OUR AFFILIATES IN THE EQUITY AND EQUITY DERIVATIVE MARKETS MAY IMPAIR THE VALUE OF THE NOTES — We or one or more of our affiliates may hedge our exposure from the notes by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Underlying Stock and make it less likely that you will receive a return on your investment in the notes. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the notes declines. We or our affiliates may also engage in trading in instruments linked to the Underlying Stock on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Underlying Stock. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the value of the notes. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, the trading strategy of investors in the notes.

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YOU WILL NOT BE ENTITLED TO ANY MINIMUM RETURN IF A KNOCK-OUT EVENT OCCURS – The notes are subject to closing level monitoring. As a result, if the Closing Price of the Underlying Stock on any day during the Monitoring Period declines from the Initial Stock Price by more than the Knock-Out Buffer Amount of 20.00%, you will not be entitled to receive the Contingent Minimum Return, and your investment will be fully exposed to any decline in the price of the Underlying Stock during the term of the notes. You will be subject to this potential loss of your investment even if the Underlying Stock subsequently increases such that the Final Stock Price is less than the Initial Stock Price by not more than the Knock-Out Buffer Amount of 20.00%.

•	THE NOTES DO NOT PAY COUPONS – Unlike ordinary debt securities, the notes do not pay coupons and do not guarantee any return of the initial investment at maturity.

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INVESTING IN THE NOTES IS NOT THE SAME AS INVESTING IN THE UNDERLYING STOCK — The return on your notes may not reflect the return you would realize if you directly invested in the Underlying Stock. For instance, you will not receive or be entitled to receive any dividend payments or other distributions or other rights that holders of the Underlying Stock would have.

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ANTI-DILUTION PROTECTION IS LIMITED — The calculation agent will make adjustments to the Initial Stock Price, Closing Price of the Underlying Stock and the Final Stock Price for certain adjustment events (as defined below) affecting the Underlying Stock, including stock splits and certain corporate actions, such as mergers. The calculation agent is not required, however, to make such adjustments in response to all corporate actions, including if the issuer of the Underlying Stock or another party makes a partial tender or partial exchange offer for the Underlying Stock. If such a dilution event occurs and the calculation agent is not required to make an adjustment, the value of the notes may be materially and adversely affected. See “Anti-dilution Adjustments” for further information.

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SINGLE STOCK RISK — The price of the Underlying Stock can rise or fall sharply due to factors specific to the Underlying Stock and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. For additional information about the Underlying Stock and its issuer, please see “The Underlying Stock” and “Morgan Stanley” in this pricing supplement and the issuer’s SEC filings referred to in those sections.

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WE HAVE NO AFFILIATION WITH THE ISSUER OF THE UNDERLYING STOCK – The issuer of the Underlying Stock is not an affiliate of ours and is not involved in any way in any of our offerings of the notes pursuant to this pricing supplement. Consequently, we have no control over the actions of the issuer of the Underlying Stock, including any corporate actions of the type that would require the calculation agent to adjust the Payment at Maturity. The issuer of the Underlying Stock has no obligation to consider your interest as an investor in the notes in taking any corporate actions that might affect the value of your notes. None of the money you pay for the notes will go to the issuer of the Underlying Stock.

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IF THE PRICE OF THE UNDERLYING STOCK CHANGES, THE VALUE OF YOUR NOTES MAY NOT CHANGE IN THE SAME MANNER — Your notes may trade quite differently from the Underlying Stock. Changes in the market price of the Underlying Stock may not result in a comparable change in the value of your notes.

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WE AND OUR AFFILIATES MAY PUBLISH RESEARCH, EXPRESS OPINIONS OR PROVIDE RECOMMENDATIONS THAT ARE INCONSISTENT WITH INVESTING IN OR HOLDING THE NOTES. ANY SUCH RESEARCH, OPINIONS OR RECOMMENDATIONS COULD AFFECT THE FINAL STOCK PRICE AND THE VALUE OF NOTES — We, our affiliates and agents publish research from time to time on financial markets and other matters that may influence the value of the notes, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the notes. Any research, opinions or recommendations expressed by us, our affiliates or agents may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the notes and the Underlying Stock to which the notes are linked.

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CERTAIN BUILT-IN COSTS ARE LIKELY TO ADVERSELY AFFECT THE VALUE OF THE NOTES PRIOR TO MATURITY – While the Payment at Maturity described in this pricing supplement is based on the full Face Amount of your notes, the original issue price of the notes includes the agent’s commission and the cost of hedging our obligations under the notes through one or more of our affiliates.  Such cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.   As a result, the price at which Deutsche Bank (or its affiliates) will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price, and any sale prior to the maturity date could result in a substantial loss to you.  The notes are not designed to be short-term trading instruments.  Accordingly, you should be able and willing to hold your notes to maturity.

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LACK OF LIQUIDITY – The notes will not be listed on any securities exchange. Deutsche Bank (or its affiliates) may offer to purchase the notes in the secondary market but is not required to do so.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily.  Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Deutsche Bank (or its affiliates) is willing to buy the notes.

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POTENTIAL CONFLICTS – We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. The calculation agent will determine, among other things, whether a Knock-Out Event has occurred, the Final Stock Price, the Underlying Stock Return, and the amount that Deutsche Bank AG will pay you at maturity.  The calculation agent will also be responsible for determining whether a Market Disruption Event has occurred. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. The determination of a Market Disruption Event or a Knock-Out Event by the calculation agent could adversely affect the amount of payment you receive at maturity.

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MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES – In addition to the Closing Prices of the Underlying Stock during the Monitoring Period, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	whether the Closing Price of the Underlying Stock has decreased, as compared to the Initial Stock Price, by more than the Knock-Out Buffer Amount;
•	the expected volatility of the Underlying Stock;
•	the time remaining to maturity of the notes;
•	the dividend rate on the Underlying Stock;
•	interest and yield rates in the market generally;
•	geopolitical conditions and a variety of economic, financial, political, regulatory or judicial events;
•	actual or anticipated corporate reorganization events, such as mergers or takeovers, which may affect the issuer of the Underlying Stock;
•	supply and demand for the notes; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

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PAST PERFORMANCE OF THE UNDERLYING STOCK IS NO GUIDE TO FUTURE PERFORMANCE – The actual performance of the Underlying Stock over the term of the notes may bear little relation to the historical levels of the Underlying Stock and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Underlying Stock or whether the performance of the Underlying Stock will result in any return of your investment.

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THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCLEAR — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with the treatment of the notes as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the notes, the tax consequences of ownership and disposition of the notes might be affected materially and adversely. In addition, as described above under “Tax Consequences,” in 2007 Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the notes. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should review carefully the section of the accompanying product supplement entitled “U.S. Federal Income Tax Consequences,” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Use of Proceeds and Hedging

Part of the net proceeds we receive from the sale of the notes will be used in connection with hedging our obligations under the notes through one or more of our affiliates.  The hedging or trading activities of our affiliates on or prior to the Trade Date or the Final Valuation Date or during the Monitoring Period could adversely affect the price of the Underlying Stock and, as a result, could decrease the amount you may receive on the notes at maturity.

The Underlying Stock

All disclosures contained in this pricing supplement regarding the Underlying Stock are derived from publicly available information. Neither Deutsche Bank AG nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about any Underlying Stock contained in this pricing supplement. You should make your own investigation into the Underlying Stock.

Included on the following section is a brief description of the issuer of the Underlying Stock. We obtained the closing price information set forth below from Bloomberg, and we have not participated in the preparation of, or verified, such information. You should not take the historical prices of the Underlying Stock as an indication of future performance. The Underlying Stock is registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically. Information filed by the issuer of the Underlying Stock with the SEC can be reviewed electronically through a web site maintained by the SEC. The address of the SEC’s web site is http://www.sec.gov. Information filed with the SEC by the issuer of the Underlying Stock under the Exchange Act can be located by reference to its SEC file number provided below.

In addition, information filed with the SEC can be inspected and copied at the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of this material can also be obtained from the Public Reference Section, at prescribed rates.

Morgan Stanley

According to publicly available information, Morgan Stanley is a global financial services firm that, through its subsidiaries and affiliates, provides its products and services to a large and diversified group of clients and customers, including corporations, governments, financial institutions and individuals. Information filed by Morgan Stanley with the SEC under the Exchange Act can be located by reference to its SEC file number: 001–11758, or its CIK Code: 0000895421. The common stock of Morgan Stanley is traded on the New York Stock Exchange under the ticker symbol “MS”.

Historical Information

The following graph sets forth the historical performance of the common stock of Morgan Stanley based on the daily Closing Prices from July 13, 2006 through July 14, 2011.  The Closing Price of the Underlying Stock on July 14, 2011 was $21.11.  We obtained the Closing Prices of the common stock of Morgan Stanley below from Bloomberg, and we have not participated in the preparation of, or verified, such information.

The historical prices of the Underlying Stock should not be taken as an indication of future performance, and no assurance can be given as to the Closing Price of the Underlying Stock on any day during the Monitoring Period, including on the Final Valuation Date.  We cannot give you assurance that the performance of the Underlying Stock will result in the return of any of your initial investment.

Adjustments to Valuation Dates and Payment Dates

A “Valuation Date” is any Trade Date or Final Valuation Date on which a price for an Underlying Stock is required and is subject to adjustment as described below.

Upon an adjustment to a Valuation Date other than the Trade Date, the Maturity Date or any other date on which a payment is made to the holder of the notes based on the price of the Underlying Stock on such Valuation Date (together with the Maturity Date, a “Payment Date”) will be adjusted as well, as described under “—Adjustments to Payment Dates” below. Payment Dates will also be adjusted if they are not Business Days.

Adjustments to Valuation Dates

For the Underlying Stock, the following adjustments will be made for Market Disruption Events and non-Trading Days, as applicable.
If:

(a) a Valuation Date is not a Trading Day; or
(b) a Market Disruption Event for the Underlying Stock occurs or is continuing on a Valuation Date,

then the applicable Valuation Date for the Underlying Stock will be postponed to the immediately succeeding Trading Day, on which no Market Disruption Event for the Underlying Stock occurs or is continuing. The Valuation Date will not be postponed later than the fifth scheduled Trading Day, after the date originally scheduled for such Valuation Date (the “Fifth Day”).

If the Valuation Date is postponed to the Fifth Day and:

(a) the Fifth Day is not a Trading Day with respect to such Underlying Stock; or
(b) a Market Disruption Event for the Underlying Stock occurs or is continuing on the Fifth Day,

then, on the Fifth Day the Initial Stock Price or Final Stock Price (as applicable) of the Underlying Stock for which the Fifth Day is not a Trading Day or for which a Market Disruption Event occurs or is continuing on the Fifth Day will be determined by the calculation agent in good faith and in a commercially reasonable manner.

Adjustments to Payment Dates

If the scheduled Payment Date is not a Business Day, then the Payment Date will be the next succeeding Business Day following such scheduled Payment Date. If, due to a Market Disruption Event or otherwise, the Final Valuation Date is postponed so that it falls on a day that is less than three Business Days prior to the scheduled Payment Date, the Payment Date will be the third Business Day following such Final Valuation Date, as postponed.

Market Disruption Event

A “Market Disruption Event” means, with respect to the Underlying Stock (or any other security for which a closing price must be determined), a determination by the calculation agent in its sole discretion that one or more of the following events occur:

•
the occurrence or existence of a suspension, material limitation or absence of trading of the Underlying Stock (or such other security) on the Relevant Exchange for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market;

•
a breakdown or failure in the price and trade reporting systems of the Relevant Exchange as a result of which the reported trading prices for the Underlying Stock (or such other security) during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate;

•
a suspension, material limitation or absence of trading on the primary market for trading in options contracts related to the Underlying Stock (or such other security), if available, during the one-half hour period preceding the close of the principal trading session in the applicable market; or

•	a decision to permanently discontinue trading in the related futures or options contracts, or

•
any other event that materially interfered or interferes with our ability or the ability of any of our affiliates to effect transactions in any Underlying Stock or any instrument related to any Underlying Stock or to adjust or unwind all or a material portion of any hedge position in any Underlying Stock with respect to the notes.

For the purpose of determining whether a Market Disruption Event has occurred:

•
a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market,

•
limitations pursuant to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by the NYSE, any other U.S. self-regulatory organization, the Securities and Exchange Commission or any other relevant authority of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading,

•	a suspension of trading in futures or options contracts on the Underlying Stock (or such other security) by the primary securities market for trading in such contracts, if available, by reason of:

•	a price change exceeding limits set by such securities exchange or market,

•	an imbalance of orders relating to such contracts, or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Underlying Stock (or such other security), as determined by the calculation agent in its sole discretion.

A “suspension, absence or material limitation of trading” on the primary securities market on which futures or options contracts related to the Underlying Stock (or such other security) are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

The “Closing Price” for one share of the Underlying Stock (or one unit of any other security for which a closing price must be determined) on any Trading Day means:

•
if the Underlying Stock (or any such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way (or, in the case of the NASDAQ Stock Market, the official closing price), of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act, on which such Underlying Stock (or any such other security) is listed or admitted to trading, or

•
if the Underlying Stock (or any such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board Service operated by the Financial Industry Regulatory Authority, Inc. (“FINRA”), the last reported sale price of the principal trading session on the OTC Bulletin Board Service on such day,

•
with respect to any such other security, if such security is issued by a foreign issuer and its closing price cannot be determined as set forth in the two bullet points above, and such security is listed or admitted to trading on a non-U.S. securities exchange or market, the last reported sale price, regular way, of the principal trading session on such day in the primary non-U.S. securities exchange or market on which such security is listed or admitted to trading, or

•
otherwise, if none of the above circumstances is applicable, the mean, as determined by the calculation agent, of the bid prices for the Underlying Stock (or any such other security) obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent.

A “Trading Day” means a day, as determined by the calculation agent, on which trading is generally conducted on the Relevant Exchange.

The “Relevant Exchange” means the primary U.S. exchange or market for trading for the Underlying Stock (or any security for which a closing price must be determined).

Upon the occurrence of certain corporate events, the Closing Price will be adjusted via the Stock Adjustment Factor, as described below.

Anti-dilution Adjustments

The Stock Adjustment Factor, the Initial Stock Price, the Closing Price and the Final Stock Price for the Underlying Stock are subject to adjustment by the calculation agent as a result of the anti-dilution and reorganization adjustments described in this section.

No adjustments to the Stock Adjustment Factor will be required unless the Stock Adjustment Factor adjustment would require a change of at least 0.1% in the Stock Adjustment Factor then in effect. The Stock Adjustment Factor resulting from any of the adjustments specified in this section will be rounded to the nearest one ten-thousandth with five one hundred-thousandths being rounded upward. The calculation agent will not be required to make any adjustments to the Stock Adjustment Factor after the close of business on the Final Valuation Date.

No adjustments to the Stock Adjustment Factor will be required other than those specified below. The required adjustments specified in this section do not cover all events that could affect the Closing Price of the Underlying Stock on any Trading Day during the term of the notes. No adjustments will be made for certain other events, such as offerings of common stock by the issuer of the Underlying Stock for cash or in connection with acquisitions or otherwise or the occurrence of a partial tender or exchange offer for the Underlying Stock by the issuer of the Underlying Stock or any third party.

Stock Splits and Reverse Stock Splits

If the Underlying Stock is subject to a stock split or a reverse stock split, then once such split has become effective, the Stock Adjustment Factor relating to the Underlying Stock will be adjusted so that the new Stock Adjustment Factor shall equal the product of:

•	the prior Stock Adjustment Factor, and

•
the number of shares which a holder of one share of the Underlying Stock before the effective date of that stock split or reverse stock split would have owned or been entitled to receive immediately following the applicable effective date.

Stock Dividends

If the Underlying Stock is subject to a (i) stock dividend, i.e., issuance of additional shares of the Underlying Stock, that is given ratably to all holders of shares of the Underlying Stock, or (ii) distribution of shares of the Underlying Stock as a result of the triggering of any provision of the corporate charter of the issuer of the Underlying Stock, then, once the dividend has become effective and the shares are trading ex-dividend, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor shall equal the prior Stock Adjustment Factor plus the product of:

•	the prior Stock Adjustment Factor, and

•	the number of additional shares issued in the stock dividend with respect to one share of the Underlying Stock.

Non-cash Dividends and Distributions

If the issuer of the Underlying Stock distributes shares of capital stock, evidences of indebtedness or other assets or property of the issuer of the Underlying Stock to holders of Underlying Stock (other than (i) dividends, distributions and rights or warrants referred to under “— Stock Splits and Reverse Stock Splits” and “— Stock Dividends” above and (ii) cash distributions or dividends referred under “— Cash Dividends” below), then, once the distribution has become effective and the shares are trading ex-dividend, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor shall equal the product of:

•	the prior Stock Adjustment Factor, and

•
a fraction, the numerator of which is the Current Market Price of the Underlying Stock and the denominator of which is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution.

The “Current Market Price“ of the Underlying Stock means the Closing Price of the Underlying Stock on the Trading Day immediately preceding the ex-dividend date of the cash dividend or distribution requiring an adjustment to the Stock Adjustment Factor.

The “Fair Market Value“ of any such distribution means the value of such distribution on the ex-dividend date for such distribution, as determined by the calculation agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange , the Fair Market Value will equal the closing price of such distributed property on such ex-dividend date.

Notwithstanding the foregoing, a distribution on the Underlying Stock described in clause (a), (d) or (e) of the section entitled “— Reorganization Events” below that also would require an adjustment under this section shall only cause an adjustment pursuant to clause (a), (d) or (e) under the section entitled “— Reorganization Events.” A distribution on the Underlying Stock described in the section entitled “— Issuance of Transferable Rights or Warrants” that also would require an adjustment under this section shall only cause an adjustment pursuant to the section entitled “— Issuance of Transferable Rights or Warrants”.

Cash Dividends

If the issuer of the Underlying Stock pays dividends or makes other distributions consisting exclusively of cash to all holders of Underlying Stock during any fiscal quarter during the term of the notes, in an aggregate amount that, together with other such dividends or distributions made during such quarterly fiscal period, exceeds the Dividend Threshold, then, once the dividend or distribution has become effective and the shares are trading ex-dividend, the Stock Adjustment Factor will be adjusted so that the new Stock Adjustment Factor shall equal the product of:

•	the prior Stock Adjustment Factor, and

•
a fraction, the numerator of which is the Current Market Price of the Underlying Stock and the denominator of which is the amount by which such Current Market Price exceeds the amount in cash per share the issuer of the Underlying Stock distributes to holders of Underlying Stock in excess of the Dividend Threshold.

“Dividend Threshold“ is equal to the sum of (x) the immediately preceding cash dividend or other cash distribution, if any, per share of the Underlying Stock plus (y) 10% of the Closing Price of the Underlying Stock on the Trading Day immediately preceding the ex-dividend date.

“Ex-dividend date“ means the first Trading Day on which transactions in the Underlying Stock trade on the Relevant Exchange without the right to receive that cash dividend or other cash distribution.

Issuance of Transferable Rights or Warrants

If the issuer of the Underlying Stock issues transferable rights or warrants to all holders of the Underlying Stock to subscribe for or purchase the Underlying Stock, including new or existing rights to purchase the Underlying Stock at an exercise price per share less than the Closing Price of the Underlying Stock on both (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights and warrants pursuant to a shareholder’s rights plan or arrangement, and if the expiration date of such rights or warrants precedes the Final Valuation Date of the notes, then the Stock Adjustment Factor will be adjusted on the Business Day immediately following the issuance of such transferable rights or warrants so that the new Stock Adjustment Factor shall equal the prior Stock Adjustment Factor plus the product of:

•	the prior Stock Adjustment Factor, and

•	the number of shares of the Underlying Stock that can be purchased with the cash value of such warrants or rights distributed on one share of the Underlying Stock.

The number of shares that can be purchased will be based on the Closing Price of the Underlying Stock on the date the new Stock Adjustment Factor is determined. The cash value of such warrants or rights, if the warrants or rights are traded on a U.S. national securities exchange, will equal the closing price of such warrant or right, or, if the warrants or rights are not traded on a U.S. national securities exchange or a non-U.S. securities exchange or market, as applicable, will be determined by the calculation agent and will equal the average (mean) of the bid prices obtained from three dealers at 3:00 p.m., New York City time, on the date the new Stock Adjustment Factor is determined; provided, that if only two such bid prices are available, then the cash value of such warrants or rights will equal the average (mean) of such bids and if only one such bid is available, then the cash value of such warrants or rights will equal such bid.

Reorganization Events

If prior to the Final Valuation Date,

(a)	there occurs any reclassification or change of the Underlying Stock, including, without limitation, as a result of the issuance of tracking stock by the issuer of the Underlying Stock,

(b)
the issuer of the Underlying Stock, or any surviving entity or subsequent surviving entity of the issuer of the Underlying Stock (a “Successor Entity“), has been subject to a merger, combination or consolidation and is not the surviving entity,

(c)	any statutory exchange of securities of the issuer of the Underlying Stock or any Successor Entity with another corporation occurs, other than pursuant to clause (b) above,

(d)	the issuer of the Underlying Stock is liquidated or is subject to a proceeding under any applicable bankruptcy, insolvency or other similar law,

(e)
the issuer of the Underlying Stock issues to all of its shareholders equity securities of an issuer other than the issuer of the Underlying Stock, other than in a transaction described in clauses (b), (c) or (d) above (a “Spin-off Event“), or

(f)
a tender or exchange offer or going-private transaction is commenced for all the outstanding shares of the issuer of the Underlying Stock and is consummated and completed in full for all or substantially all of such shares, as determined by the calculation agent in its sole discretion (an event in clauses (a) through (f), a “Reorganization Event“), then the Initial Stock Price, the Final Stock Price and the Closing Price of one share of the Underlying Stock will be adjusted as set forth below.

If a Reorganization Event with respect to the Underlying Stock occurs, in each case as a result of which the holders of the Underlying Stock receive Exchange Property, then the Final Stock Price will be determined by reference to the value of the Exchange Property following the effective date for such Reorganization Event (or, if applicable, in the case of a Spin-off Event, the Initial Stock Price will be adjusted based on the Closing Prices of one share of the Underlying Stock immediately preceding and immediately succeeding the ex-dividend date for the distribution of equity securities subject to such Spin-off Event, as further described below).  The value of the Exchange Property will be calculated as the sum of the value of the components of the Exchange Property as described below:

•
if the Exchange Property consists of securities (including, without limitation, securities of the issuer of the Underlying Stock or securities of foreign issuers represented by American depository receipts) traded on the New York Stock Exchange, the NYSE Amex LLC, or The NASDAQ Stock Market (“Exchange Traded Securities”), the value of such Exchange Property will equal the Closing Price of the securities composing the Exchange Property; and

•
if the Exchange Property consists of cash, property other than Exchange Traded Securities or a combination thereof, the calculation agent will value such Exchange Property as if such Exchange Property was liquidated on the date the issuer of the Underlying Stock received all such non-cash Exchange Property upon terms that it deems commercially reasonable, and the value of the Exchange Property will equal the aggregate cash amount, including both the Exchange Property consisting of cash and the amount resulting from the valuation or liquidation of the non-cash Exchange Property.

“Exchange Property,” with respect to a Underlying Stock that is subject to a Reorganization Event, will consist of the Underlying Stock continued to be held by the holders of the Underlying Stock, and any securities, cash or any other assets distributed to the holders of the Underlying Stock with respect to one share, in or as a result of, the Reorganization Event. No interest will accrue on any Exchange Property.

In the event Exchange Property consists of securities, those securities will, in turn, be subject to the anti-dilution adjustments contained herein.

In the case of a consummated and completed in full tender or exchange offer or going-private transaction involving Exchange Property of a particular type, Exchange Property will be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer or going-private transaction). In the event of a tender or exchange offer, a merger, combination or consolidation or a going-private transaction with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property will be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

The calculation agent will be solely responsible for the determination and calculation of the Exchange Property if a Reorganization Event occurs, the value thereof and its effect on the Initial Stock Price, the Final Stock Price, and the Closing Price of one share of the Underlying Stock.  The calculation agent’s determinations and calculations, and its adjustments of the Underlying Stock’s prices, shall be conclusive absent manifest error.

If a Reorganization Event (other than a Spin-off Event) occurs, then:

(1)  for purposes of determining the Underlying Stock Return and whether a Knock-Out Event has occurred on or after the effective date of such Reorganization Event, the Initial Stock Price will equal the product of (i) the sum of:

•
the Closing Price of any Exchange Traded Securities composing the Exchange Property on the effective date of the Reorganization Event, divided by the Stock Adjustment Factor (which will be initially set to equal 1.0 on such date);

•	the aggregate cash amount of any Exchange Property consisting of cash; and

•	the aggregate cash amount resulting from the valuation or liquidation of the non-cash Exchange Property that is not an Exchange Traded Security on the effective date of the Reorganization Event; and

(ii) a fraction, the numerator of which is equal to the Initial Stock Price as of the Trading Day immediately preceding such effective date, and the denominator of which is the Closing Price of one share of the Underlying Stock on the Trading Day immediately preceding such effective date; and

(2)	for purposes of determining the Underlying Stock Return, the Final Stock Price will equal the sum of:

•	the Closing Price of any Exchange Traded Securities composing the Exchange Property on the Final Valuation Date;

•	the aggregate cash amount of any Exchange Property consisting of cash; and

•	the aggregate cash amount resulting from the valuation or liquidation of the non-cash Exchange Property that is not an Exchange Traded Security on the Final Valuation Date; and

(3)
for purposes of determining whether a Knock-Out Event has occurred on or after the effective date of the Reorganization Event, the Closing Price of one share of the Underlying Stock on any Trading Day will equal the sum of:

•	the Closing Price of any Exchange Traded Securities composing the Exchange Property on such Trading Day;

•	the aggregate cash amount of any Exchange Property consisting of cash; and

•	the aggregate cash amount resulting from the valuation or liquidation of the non-cash Exchange Property that is not an Exchange Traded Security on such Trading Day.

If a Spin-off Event occurs, then:

(A)
for purposes of determining the Underlying Stock Return, the Initial Stock Price will be adjusted on the ex-dividend date for the distribution of equity securities subject to such Spin-off Event so that the new Initial Stock Price will equal (1) the product of (i) the Initial Stock Price immediately prior to the ex-dividend date with respect to the Spin-off Event and (ii) a fraction, the numerator of which is equal to the Closing Price per share of the Underlying Stock on the ex-dividend date with respect to the Spin-off Event, and the denominator of which is the Closing Price per share of the Underlying Stock on the Trading Day immediately preceding the ex-dividend date with respect to the Spin-off Event, divided by (2) the Stock Adjustment Factor, which will be reset to 1.0 as of the ex-dividend date of the Spin-off Event;

(B)	for purposes of determining whether a Knock-Out Event has occurred on or after the ex-dividend date with respect to the Spin-off Event:

•	the Initial Stock Price will be determined as set forth in clause (A) above; and

•	the Closing Price of one share of the Underlying Stock will not be adjusted; and

(C)	the Final Stock Price will not be adjusted.

Upon the occurrence of a Reorganization Event resulting in the adjustments as described above, we will, or will cause the calculation agent to, provide written notice to the trustee, to us and to The Depository Trust Company within thirty business days immediately following the effective date (or, in the case of a Spin-off Event, the ex-dividend date) of any such Reorganization Event of the new Initial Stock Price and Stock Adjustment Factor.  We expect that such notice will be passed on to you, as a beneficial owner of the notes, in accordance with the standard rules and procedures of The Depository Trust Company and its direct and indirect participants.

Supplemental Plan of Distribution

JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC, acting as placement agents for the notes, will receive a fee from the Issuer of $5.00 per $1,000 Face Amount of notes.